Exhibit 14.2

Grant Thornton Argentina Av. Corrientes 327 piso 3° C1043AAD - Buenos Aires Argentina

T (54 11) 4105 0000 F (54 11) 4105 0100 E post@gtar.com.ar www.gtar.com.ar

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 7, 2008, accompanying the financial statements of Pointer Localizacion y Asistencia S.A. included in the Annual Report of Pointer Telocation Ltd. on Form 20-F for the year ended December 31, 2007, filed with the Securities and Exchange Commission. We hereby consent to the incorporation by reference of said report and to the use of our name as it appears under the caption of “Experts” in the Registration Statement Form F-3 (No. 333-111019, 333-119998, 333-126257, 333-143399) of Pointer Telocation Ltd. and on Form S-8 (No. 333-118897, 333-113420) pertaining to the Employees’ Stock Option Plan of Pointer Telocation Ltd.

/s/ Grant Thornton Argentina S.C.

Buenos Aires, Argentina
April 7, 2008